EXHIBIT 99.1

For additional information:
William T. Giles
Chief Financial Officer
(973) 815-2929


LINENS 'N THINGS ANNOUNCES

ESTIMATED SECOND QUARTER 2004 RESULTS

Clifton, NJ, July 13, 2004 -- Linens 'n Things, Inc. (NYSE:LIN) today announced that it is revising its guidance for earnings per share for the second quarter ended July 3, 2004 to the range of $0.01 to $0.02 per share on a fully diluted basis, from the previous outlook of $0.08 to $0.09 per diluted share. Excluding the impact of EITF 02-16 "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor" (EITF 02-16), the range of earnings per share for the second quarter ended July 3, 2004 is currently expected to be $0.10 to $0.11 per share on a fully diluted basis versus the previous guidance of $0.15 to $0.16 per diluted share. The provisions of EITF 02-16 are estimated to impact the Company's second quarter 2004 results by approximately $0.09 per diluted share, from the previous guidance of $0.07 per diluted share.

Net sales increased approximately 10.5% to $578.7 million for the second quarter ended July 3, 2004, up from $523.7 million for the same period last year. Comparable store net sales for the second quarter increased approximately 0.2%.

2004 Business Outlook

     This outlook is based on current expectations and includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. The Company can give no assurances that such expectations will prove correct.

     In light of the current assessment of business trends, the Company is providing an updated outlook. The current plan for the full year 2004 is as follows:

For the full year 2004, sales are currently being targeted to grow by approximately 11% to 14%. Comparable net sales are expected to be in the low to mid single digit range. Diluted earnings per share including the impact of EITF 02-16 are currently targeted to be in the range of $1.56 to $1.66. Based on the Company's current evaluations, the estimated impact from the implementation of EITF 02-16 is expected to reduce diluted earnings per share on a non-cash basis by approximately $0.27 to $0.28 for fiscal 2004, of which $0.20 has already been realized in the first half of fiscal 2004. Therefore, excluding the impact of EITF 02-16, diluted earnings per share are targeted in the range of $1.83 to $1.93.


     Norman Axelrod, chairman and chief executive officer, commented, "Overall, our second quarter results were primarily attributable to a decline in guest traffic, particularly during the month of May. Although we expect our gross margins for the quarter to remain consistent with the prior year, we were not able to leverage our expense structure during this seasonally lower volume quarter. Going forward, we believe we have the initiatives in place to achieve our annual earnings per share target of $1.83 to $1.93, excluding the impact of EITF 02-16."

     The Company will report its second quarter results on July 21st and will host a conference call at 9:00 a.m. ET on the same day. The conference call will be broadcast on the Company's website at www.lnt.com linking through the "Investor Relations" page. A replay of this call can be accessed at the same website address.

     Linens 'n Things, with 2003 sales of $2.4 billion, is one of the leading, national large format retailers of home textiles, housewares and home accessories. As of July 3, 2004 the Company was operating 473 stores in 45 states and five provinces across the United States and Canada. More information about Linens 'n Things can be found online at www.lnt.com.

                                    * * * * *

     This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The statements are made a number of times and may be identified by such forward-looking terminology as "expect," "believe," "may," "intend," "plan," "target," "outlook," "comfortable with" and similar terms or variations of such terms. All of our information and statements regarding our outlook for the future including future revenues, comparable sales performance, earnings and other future financial condition, impact, results and performance, constitutes forward-looking statements. All our forward-looking statements are based on our current expectations, assumptions, estimates and projections about our Company and involve certain significant risks and uncertainties, including levels of sales, store traffic, acceptance of product offerings and fashions and our ability to anticipate and successfully respond to changing consumer tastes and preferences, the success of our new business concepts, seasonal concepts and new brands, the performance of our new stores, substantial competitive pressures from other home furnishings retailers, the success of the Canadian expansion, availability of suitable future store locations, schedule of store expansion and of planned closings, the impact of the bankruptcies and consolidations in our industry, unusual weather patterns, the impact on consumer spending as a result of the slower consumer economy, a highly promotional retail environment, any significant variations between actual amounts and the amounts estimated for those matters identified as our critical accounting estimates as well as other significant accounting estimates made in the preparation of our financial statements, the actual impact in fiscal 2004 of EITF 02-16 as discussed in this release, and our ability to successfully implement our strategic initiatives. If these or other risks or uncertainties materialize, or if our estimates or underlying assumptions prove inaccurate, actual results could differ materially from any future results, express or implied by our forward-looking statements. These and other important risk factors are included in the "Risk Factors" section of the Company's Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on June 18, 2002 and are contained in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. You are urged to consider all such factors. In light of the uncertainty inherent in such forward-looking statements, you should not consider their inclusion to be a representation that such forward-looking matters will be achieved. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.